Cohen Fund Audit Services, Ltd.	440.835.8500
800 Westpoint Pkwy., Suite 1100	440.835.1093 fax
Westlake, OH 44145-1524

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated June 1, 2009, on the financial statements of The Cook & Bynum Fund, as of May 26, 2009, and to all references to our firm included in the Prospectus and Statement of Additional Information in this Pre-Effective Amendment to The Cook & Bynum Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
June 22, 2009

Registered with the Public Company Accounting Oversight Board